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                                                           FOR IMMEDIATE RELEASE
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                            RESTRUCTURING COMPLETED,
                        GANNON DECIDES TO LEAVE ZENITH;
                              WOODS NAMED NEW CEO

GLENVIEW, Ill., Nov. 17, 1999 -- Jeffrey P. Gannon, president and chief executive officer of Zenith Electronics Corporation, announced today that he has decided to leave the company.

     Gannon, 48, joined Zenith in January 1998 as president and CEO after a 24-year career with the General Electric Company. He led Zenith through its comprehensive operational and financial restructuring and was chief architect of Zenith's successful transformation into a sales, distribution and technology company.

     "Now that the restructuring is completed and Zenith is financially stable, I am ready for new challenges," Gannon said. "I am proud of what the Zenith team has accomplished over the past two years, and I think this is the right time for a change in leadership. I know that Zenith is poised for success in the digital millennium."

     John Koo, vice chairman and CEO of Zenith's parent company, LG Electronics Inc. (LGE), thanked Gannon "for his leadership and vision during one of the most difficult periods in Zenith's 80-year history."

     "Jeff accomplished a tremendous goal in leading Zenith through its operational transformation and financial restructuring," Koo said. "It was a long and difficult task, which could not have been achieved without Jeff's tireless efforts. We wish him all the best for the future."

     Gannon will be succeeded as president and CEO by Ian G. Woods, who has been a senior LG executive for three years, most recently senior vice president leading the LGE support team for Zenith since mid-1998.

     Woods brings broad management experience, strong analytical skills and significant international expertise to Zenith. Prior to joining the LG Group's Chairman's office as a vice president in 1997, he was chief financial officer of Matrix Telecommunications Limited, a public company in Australia, beginning in 1994, and served on the board of directors of Matrix's operating companies in Asia and Europe.
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     Previously, he worked for five years as a senior executive with the international management consulting firm McKinsey & Company, where he assisted clients in a broad range of industries in Australia, New Zealand, Brazil, Hong Kong and Korea. In fact, Woods's relationship with LG began in 1991, when he helped establish McKinsey's Seoul office. Earlier in his career, he was a partner in an accounting firm.

     A native of Australia, Woods earned his Masters of Business Administration degree from the Australian School of Management, University of New South Wales, Sydney, and his Bachelor's degree in accounting from the Queensland University of Technology, Brisbane, Queensland, Australia.

     "I am enthusiastic about continuing Zenith's turnaround," Woods said. "Zenith has a bright future as we reposition this great American brand name as the leader in digital television and related technologies in the years ahead. I look forward to leading Zenith's strong U.S. management team."

     Koo offered LGE's full support to Woods, "whose strategic vision and energy will drive Zenith's brand repositioning and digital technology leadership in North America."

     Founded in 1918, Zenith Electronics Corporation, based in Glenview, Ill., is a long-time U.S. leader in electronic entertainment products and leading developer of digital high-definition television (HDTV) technologies. Zenith became a wholly owned subsidiary of LGE on Nov. 9. LGE, based in Seoul, Korea, is a global leader in consumer electronics with operations in 180 countries and annual sales of more than $9 billion.

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